                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO 240.13D-1(B), (C) and AMENDMENTS THERETO FILED
                              PURSUANT TO 240.13D-2

                               (Amendment No. 1)*


                              3DX TECHNOLOGIES INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    88554G109
                                 (CUSIP Number)

                                  June 10, 1998
                              (Date of Event Which
                       Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

                                [ ] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               PAGE 1 OF 8 PAGES
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                                  SCHEDULE 13G
CUSIP No. 88554G109

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         R. Chaney & Partners 1993 L.P.


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                            (a)  [ ]
                                                                       (b)  [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

                         5        SOLE VOTING POWER
  NUMBER OF                       340,825
   SHARES
BENEFICIALLY             6        SHARED VOTING POWER
  OWNED BY                        0
    EACH
  REPORTING              7        SOLE DISPOSITIVE POWER
   PERSON                         340,825
    WITH
                         8        SHARED DISPOSITIVE POWER
                                  0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         340,825

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                 [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         3.82%(1)

12       TYPE OF REPORTING PERSON (See Instructions)
         PN


-----------------

       (1) Based on 8,913,909 shares of Common Stock believed to be issued and outstanding as of June 10, 1998.


                               PAGE 2 OF 8 PAGES
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                                  SCHEDULE 13G
CUSIP No. 88554G109

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         R. Chaney & Partners II L.P.


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                            (a)  [ ]
                                                                       (b)  [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

                         5        SOLE VOTING POWER
  NUMBER OF                       45,454
   SHARES
BENEFICIALLY             6        SHARED VOTING POWER
  OWNED BY                        0
    EACH
  REPORTING              7        SOLE DISPOSITIVE POWER
   PERSON                         45,454
    WITH
                         8        SHARED DISPOSITIVE POWER
                                  0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         45,454

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                 [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         .51%(1)

12       TYPE OF REPORTING PERSON (See Instructions)
         PN


-----------------

       (1) Based on 8,913,909 shares of Common Stock believed to be issued and outstanding as of June 10, 1998.


                               PAGE 3 OF 8 PAGES

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                                  SCHEDULE 13G
CUSIP No. 88554G109

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         R. Chaney & Co., Inc.


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                            (a)  [ ]
         (See Instructions)                                            (b)  [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

                         5        SOLE VOTING POWER
  NUMBER OF                       386,279
   SHARES
BENEFICIALLY             6        SHARED VOTING POWER
  OWNED BY                        0
    EACH
  REPORTING              7        SOLE DISPOSITIVE POWER
   PERSON                         386,279
    WITH
                         8        SHARED DISPOSITIVE POWER
                                  0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         386,279

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                 [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         4.33%(1)

12       TYPE OF REPORTING PERSON (See Instructions)
         CO


-----------------

       (1) Based on 8,913,909 shares of Common Stock believed to be issued and outstanding as of June 10, 1998.


                               PAGE 4 OF 8 PAGES

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                                  SCHEDULE 13G
CUSIP No. 88554G109

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert H. Chaney


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                            (a)  [ ]
                                                                       (b)  [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

                         5        SOLE VOTING POWER
  NUMBER OF                       386,279
   SHARES
BENEFICIALLY             6        SHARED VOTING POWER
  OWNED BY                        0
    EACH
  REPORTING              7        SOLE DISPOSITIVE POWER
   PERSON                         386,279
    WITH
                         8        SHARED DISPOSITIVE POWER
                                  0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         386,279

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                 [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         4.33%(1)

12       TYPE OF REPORTING PERSON (See Instructions)
         IN


-----------------

       (1) Based on 8,913,909 shares of Common Stock believed to be issued and outstanding as of June 10, 1998.


                               PAGE 5 OF 8 PAGES

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ITEM 1.

         No modification.

ITEM 2.

         No modification.

ITEM 3.

         No modification.

ITEM 4.  OWNERSHIP

Subsection b of Item 4 is amended and restated in its entirety as follows:

         (b)  Percent of class:  4.33%.

                (i)      1993 L.P. - 3.82%

                (ii)     II L.P. - .51%

                (iii)    Each of Chaney & Co. and Chaney - 4.33%


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Item 5 is amended and restated in its entirety as follows:

        If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following:               [X]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        No modification.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        No modification.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        No modification.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

        No modification.


                               PAGE 6 OF 8 PAGES
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ITEM 10.  CERTIFICATION

        No modification.



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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

July 14, 1998


                                       R. CHANEY & PARTNERS 1993 L.P.

                                       By:   R. Chaney & Co., Inc.,
                                             General Partner



                                             By:   /s/ Robert H. Chaney
                                                  -----------------------------
                                                  Robert H. Chaney,
                                                  Chief Executive Officer



                                       R. CHANEY & PARTNERS II L.P.

                                       By:   R. Chaney & Co., Inc.,
                                             General Partner



                                             By:   /s/ Robert H. Chaney
                                                  -----------------------------
                                                  Robert H. Chaney,
                                                  Chief Executive Officer


                                       R. CHANEY & CO., INC.



                                       By:   /s/ Robert H. Chaney
                                             ----------------------------------
                                             Robert H. Chaney,
                                             Chief Executive Officer



                                       /s/ Robert H. Chaney
                                       ----------------------------------------
                                       Robert H. Chaney,
                                       Sole Shareholder of R. Chaney & Co., Inc.



                               PAGE 8 OF 8 PAGES

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                                INDEX TO EXHIBITS


Exhibit No.         Description
-----------         -----------

    1         Joint Reporting Agreement dated as of May 2, 1997 by and among R.
              Chaney & Partners 1993 L.P., R. Chaney & Partners II L.P., R. Chaney & Co., Inc. and Robert H. Chaney (incorporated by reference from Schedule 13-D filed by reporting persons on May 6, 1997)